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Exhibit 21.1

SUBSIDIARIES OF DTS, INC.
AS OF DECEMBER 31, 2009

JURISDICTION OF INCORPORATION OR ORGANIZATION
SUBSIDIARIES OF DTS, INC.:
DTS (BVI) Limited	British Virgin Islands
DTS Canada Holdings, Inc.	Delaware
dts Japan KK	Japan
DTS Washington LLC	Delaware
SUBSIDIARIES OF DTS (BVI) LIMITED:
DTS (Asia) Limited	Hong Kong
DTS China Holding Limited	British Virgin Islands
DTS (BVI) AZ Research Limited	British Virgin Islands
DTS Licensing Limited	Republic of Ireland
SUBSIDIARY OF DTS LICENSING LIMITED:
DLLNI LIMITED	England and Wales
SUBSIDIARY OF DTS CHINA HOLDING LIMITED:
DTS China Licensing (Hong Kong) Limited	Hong Kong
SUBSIDIARY OF DTS CHINA LICENSING (HONG KONG) LIMITED:
Guangzhou DTS Digital Theater System, Co. Ltd.	People's Republic of China
SUBSIDIARY OF DTS CANADA HOLDINGS, INC.:
DTS Canada ULC	Canada

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  Exhibit 21.1
SUBSIDIARIES OF DTS, INC. AS OF DECEMBER 31, 2009